Exhibit 99.1

Civitas Resources Announces Third Quarter 2023 Results

Declares Fixed-plus-Variable Dividend to be Paid in December

DENVER, November 7, 2023 - Civitas Resources, Inc. (NYSE: CIVI) (the "Company" or "Civitas") today announced its third quarter 2023 financial and operating results. A conference call is planned for 8 a.m. MT (10 a.m. ET), November 8, 2023. Participation details can be found in this release. In addition, supplemental slides have been posted to the Company’s website, www.civitasresources.com.
Third Quarter 2023 Highlights
•Average daily sales volumes of 235.3 thousand barrels of oil equivalent per day ("MBoe/d") and 113.8 thousand barrels of oil per day, which benefited from the addition of two months of Permian Basin volumes
•Total capital expenditures of $432.0 million
•GAAP net income of $139.7 million and Adjusted EBITDAX(1) of $708.9 million
•Net cash provided by operating activities of $519.5 million and free cash flow(1) of $205.6 million
•Fixed-plus-variable dividend, to be paid in December, of $1.59 per share
•Total liquidity was $1.3 billion as of September 30, 2023, which consisted of $95.3 million of cash plus funds available under the Company's credit facility
•On track to close Vencer Energy acquisition in January 2024
(1) Non-GAAP financial measure; see attached reconciliation schedules at the end of this release.
Civitas CEO Chris Doyle said, "The year 2023 has been a significant one for Civitas as we reposition our company by capturing high-quality assets and balancing our business across premium Permian and DJ positions. Our third quarter results were solid as we continued to integrate our new Permian position and deliver on our promises to our shareholders. We are demonstrating that an E&P company with high quality assets can return significant cash to shareholders while also building scale through disciplined, accretive acquisitions."

Third Quarter 2023 Financial and Operating Results
During the third quarter of 2023, the Company reported total average daily sales of 235.3 MBoe/d, of which 48% was crude oil, 29% was natural gas, and 23% was natural gas liquids. Production during the period benefited from the two large acquisitions in the Permian Basin that Civitas closed on August 2, 2023.
DJ Basin average daily sales were 168.3 MBoe/d during the quarter, of which 48% was crude oil, 30% was natural gas, and 22% was natural gas liquids. Permian Basin average daily sales were 67.0 MBoe/d during the quarter, of which 49% was crude oil, 25% was natural gas, and 26% was natural gas liquids.
The table below provides total sales volumes, product mix, and average sales prices for the third quarter of 2023 and 2022.

	Three Months Ended September 30,
	2023	2022	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	113,849	78,634	45%
Natural gas (Mcf/d)	406,302	317,313	28%
Natural gas liquids (Bbls/d)	53,702	44,766	20%
Crude oil equivalent (Boe/d)	235,268	176,286	33%

Product Mix
Crude oil	48%	45%
Natural gas	29%	30%
Natural gas liquids	23%	25%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$80.33	$90.38	(11)%
Natural gas (per Mcf)	$2.14	$7.39	(71)%
Natural gas liquids (per Bbl)	$22.85	$33.38	(32)%
Crude oil equivalent (per Boe)	$47.79	$62.10	(23)%
Total capital expenditures during the quarter were $432.0 million, which included $4.7 million of land and midstream investments. In total, the Company drilled 57 gross (48.2 net) operated wells, completed 71 gross (59.1 net) operated wells, and turned to sales 60 gross (49.8 net) operated wells during the third quarter.
DJ Basin capital expenditures during the quarter were $238.0 million. In the DJ Basin, the Company drilled 23 gross (18.7 net) operated wells, completed 43 gross (35.8 net) operated wells, and turned to sales 29 gross (24.8 net) operated wells during the third quarter.
Permian Basin capital expenditures during the quarter were $194.0 million. In the Permian Basin, the Company drilled 34 gross (29.5 net) operated wells, completed 28 gross (23.3 net) operated wells, and turned to sales 31 gross (25.0 net) operated wells during the third quarter.
Net crude oil, natural gas, and natural gas liquids revenue in the third quarter of 2023 was $1.0 billion, compared to $660.5 million in the second quarter of 2023 as average daily sales volumes increased 36% and realized prices increased 15%. Crude oil accounted for approximately 81% of total revenue for the quarter. Differentials for the Company's crude oil production, relative to WTI, averaged approximately negative $1.92 per barrel in the quarter.
Lease operating expense for the third quarter of 2023, on a unit basis, increased to $4.37 per Boe from $3.24 per Boe in the second quarter of 2023, reflecting the addition of two months of Permian operations.
The Company's general and administrative ("G&A") expenses for the third quarter were $36.2 million, which included $8.3 million in non-cash stock-based compensation as well as $0.5 million of severance costs. On a per unit basis, the Company's G&A expenses decreased 21% sequentially from $2.12 per Boe in the second quarter of 2023 to $1.67 per Boe in the third quarter of 2023.

Combined Base and Variable Dividend to be Paid in December
The Company's board of directors approved a dividend of $1.59 per share, payable on December 29, 2023 to shareholders of record as of December 15, 2023. The total reflects the combination of a quarterly base dividend of $0.50 per share and a quarterly variable dividend of $1.09 per share. Additional details regarding the calculation of the variable dividend can be found in the Company's investor presentation located on its website.
Key Leadership Personnel Added
Civitas is expanding its leadership team with two key additions:
Sam Blatt will lead Civitas' Permian operations as Senior Vice President - Permian. He most recently served as CEO of Blue Ox Resources, a Permian-focused private E&P company. A proven leader with deep experience driving safe and efficient operations, Blatt’s career has spanned nearly two decades in positions of increasing responsibility with Primexx Energy Partners, J Cleo Thompson Petroleum, and Devon Energy. Blatt graduated with a BS in Petroleum and Natural Gas Engineering from West Virginia University.
Ji Rim will serve as Civitas’ Senior Vice President - Environmental, Health, Safety, & Regulatory (EHSR) and Chief Sustainability Officer. Rim joins the Company from Marathon Oil Corporation, where she served as Technical Director, leading a team supporting offshore, onshore gas plant and LNG operations in West Africa. Prior to Marathon, Rim spent 13 years at Noble Energy, most recently serving as Vice President of EHSR, Global for Noble Energy & Noble Midstream Partners LP. Rim also served over six years at BP as a production and reservoir engineer. Rim received her BS in Chemical Engineering from Texas A&M University.
Outlook
An updated outlook for 2023 is provided below. The Company is increasing the mid-point of its 2023 production and also adjusting its expected capital expenditure guidance to account for additional net drilling and completion activity resulting from acquired working interests, incremental non-operated development, and faster drilling times on extended reach wells in the DJ Basin.
The Company's outlook for 2024 remains unchanged and assumes a January 1, 2024 closing date for the previously announced Vencer Energy acquisition.

	Prior 2023 (5 months Permian)	Updated 2023 (5 months Permian)	2024 (includes Vencer)
Total Production (Mboe/d)	200 − 220	210 − 214	325 − 345
Oil Production (Mbo/d)	95 − 105	100 − 102	155 − 165
% Liquids	70 − 73%	70 − 72%	71 − 74%
Oil Differential ($/Bbl)	($4.50) − ($2.50)	($3.25) − ($2.75)
Production Taxes (% of Revenue)	~8%	~8%
Cash Operating Costs ($/Boe)(1)	$9.75 − $11.00	$10.00 − $10.50
Capital Expenditures ($ in millions)	$1,175 − $1,385	$1,300 − $1,385	$1,950 − $2,250
(1) Lease operating, Gathering, transportation and processing, Midstream operating, and cash G&A expenses combined.
Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond the Company’s control. See “Cautionary Statement Regarding Forward-Looking Information” below.

Conference Call Information
The Company plans to host a conference call to discuss third quarter results at 8 a.m. MT (10 a.m. ET) on November 8, 2023. A live webcast and replay will be available on the Investor Relations section of the Company’s website at www.civitasresources.com. Dial-in information for the conference call is below.

Type	Phone Number	Passcode
Live participant	888-510-2535	4872770
Replay	800-770-2030	4872770
About Civitas Resources, Inc.

Civitas Resources, Inc. is an independent exploration and production company focused on the acquisition, development, and production of oil and associated liquids-rich natural gas primarily in the Denver-Julesburg (DJ) Basin in Colorado and Permian Basin in Texas and New Mexico. The Company’s primary objective is to maximize stockholder returns by responsibly developing its oil and natural gas resources. To achieve this, Civitas is guided by four foundational pillars that the Company believes add long-term, sustainable value. These pillars are: generate free cash flow, maintain a premier balance sheet, return free cash flow to stockholders, and demonstrate ESG leadership. For more information about Civitas, please visit www.civitasresources.com.

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this press release concerning future opportunities for Civitas, future financial performance and condition, guidance, and any other statements regarding Civitas’ future expectations, beliefs, plans, objectives, financial conditions, returns to shareholders, assumptions, or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements include statements regarding the Company’s plans and expectations with respect to the transactions contemplated by the purchase and sale agreement, dated October 3, 2023, by and between Civitas and Vencer Energy, LLC (such transactions, the “Vencer Energy acquisition”) and the anticipated impact of the Vencer Energy acquisition on the Company’s results of operations, financial position, growth opportunities, reserve estimates and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, Civitas’ future financial condition, results of operations, strategy and plans; the ability of Civitas to realize anticipated synergies related to the Vencer Energy acquisition in the timeframe expected or at all; changes in capital markets and the ability of Civitas to finance operations in the manner expected; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include: declines or volatility in the prices we receive for our oil, natural gas, and natural gas liquids; general economic conditions, whether internationally, nationally, or in the regional and local market areas in which we do business, including any future economic downturn, the impact of continued or further inflation, disruption in the financial markets, and the availability of credit on acceptable terms; the Company’s ability to identify and select possible additional acquisition and disposition opportunities; the effects of disruption of our operations or excess supply of oil and natural gas due to world health events, and the actions by certain oil and natural gas producing countries, including Russia the ability of our customers to meet their obligations to us; our access to capital on acceptable terms; our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions; our ability to continue to pay dividends at their current level or at all; the presence or recoverability of estimated oil and natural gas reserves and the actual future sales volume rates and associated costs; uncertainties associated with estimates of proved oil and gas reserves; the possibility that the industry may be subject to future local, state, and federal regulatory or legislative actions (including additional taxes and changes in environmental, health and safety regulation and regulations addressing climate change); environmental, health and safety risks; seasonal weather conditions, as well as severe weather and other natural events caused by climate change; lease stipulations; drilling and operating risks, including the risks associated with the employment of horizontal drilling and completion techniques; our ability to acquire adequate supplies of water for drilling and completion operations; the availability of oilfield equipment, services, and personnel; exploration and development risks; operational interruption of centralized oil and natural gas processing facilities; competition in the oil and natural gas industry; management’s ability to execute our plans to meet our goals; unforeseen difficulties encountered in operating in new geographic areas; our ability to attract and retain key members of our senior management and key technical employees; our ability to maintain effective internal controls; access to adequate gathering systems and pipeline take-away capacity; our ability to secure adequate processing capacity for natural gas we produce, to secure adequate transportation for oil, natural gas, and natural gas liquids we produce, and to sell the oil, natural gas, and natural gas liquids at market prices; costs and other risks associated with perfecting title for mineral rights in some of our properties; political conditions in or affecting other producing countries, including conflicts in or relating to the Middle East (including the current events related to the Israel-Palestine conflict), South America, and Russia (including the current events involving Russia and Ukraine), and other sustained military campaigns or acts of terrorism or sabotage; the continuing effects of the COVID-19 pandemic, including any recurrence or worsening thereof; other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our businesses, operations, or pricing; and disruptions to our business due to acquisitions and other significant transactions, including the Vencer Energy acquisition. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic, and regulatory conditions, and environmental matters are only forecasts regarding these matters.
Additional information concerning other factors that could cause results to differ materially from those described above can be found under Item 1A. “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings made with the Securities and Exchange Commission.
All forward-looking statements speak only as of the date they are made and are based on information available at the time they were made. The Company assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
For further information, please contact:
Investor Relations:
John Wren, ir@civiresources.com
Media:
Rich Coolidge, info@civiresources.com

Schedule 1: Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating net revenues:
Oil and natural gas sales	$1,035,916	$1,007,951	$2,352,464	$2,977,125
Operating expenses:
Lease operating expense	94,660	45,063	191,728	122,959
Midstream operating expense	11,661	9,214	35,041	22,395
Gathering, transportation, and processing	77,540	84,482	209,765	214,404
Severance and ad valorem taxes	83,437	85,029	188,242	234,203
Exploration	429	4,355	1,546	6,436
Depreciation, depletion, and amortization	320,469	212,070	754,558	601,449
Abandonment and impairment of unproved properties	—	—	—	17,975
Unused commitments	3,942	193	4,696	2,700
Bad debt expense (recovery)	(24)	(11)	559	(7)
Transaction costs	28,450	1,814	60,077	23,766
General and administrative expense, including $8,302, $10,244, $25,577, and $24,469, respectively, of stock-based compensation	36,154	37,296	106,553	102,682
Total operating expenses	656,718	479,505	1,552,765	1,348,962
Other income (expense):
Derivative gain (loss)	(150,661)	9,281	(120,574)	(358,862)
Interest expense	(76,467)	(7,468)	(92,669)	(24,650)
Gain (loss) on property transactions, net	—	(938)	(254)	15,859
Other income	17,288	12,769	34,356	17,865
Total other income (expense)	(209,840)	13,644	(179,141)	(349,788)
Income from operations before income taxes	169,358	542,090	620,558	1,278,375
Income tax expense	(29,686)	(136,338)	(139,138)	(312,163)
Net income	$139,672	$405,752	$481,420	$966,212

Net income per common share:
Basic	$1.57	$4.77	$5.75	$11.37
Diluted	$1.56	$4.74	$5.70	$11.30
Weighted-average common shares outstanding:
Basic	88,911	85,069	83,700	84,968
Diluted	89,631	85,554	84,468	85,495

Schedule 2: Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cash flows from operating activities:
Net income	$139,672	$405,752	$481,420	$966,212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	320,469	212,070	754,558	601,449
Abandonment and impairment of unproved properties	—	—	—	17,975
Stock-based compensation	8,302	10,244	25,577	24,469
Derivative (gain) loss	150,661	(9,281)	120,574	358,862
Derivative cash settlement loss	(33,022)	(143,911)	(44,907)	(492,120)
Amortization of deferred financing costs	3,401	1,139	5,706	3,319
(Gain) loss on property transactions, net	—	938	254	(15,859)
Deferred income tax expense	48,997	114,326	138,972	239,766
Other, net	(701)	47	(409)	202
Changes in operating assets and liabilities, net	(118,237)	118,771	(86,173)	260,588
Net cash provided by operating activities	519,542	710,095	1,395,572	1,964,863
Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net of cash acquired	(3,307,719)	(71,167)	(3,711,466)	(330,459)
Proceeds from sale of oil and natural gas properties	—	—	5,764	—
Exploration and development of oil and natural gas properties	(263,170)	(241,772)	(782,119)	(708,958)
Additions to other property and equipment	(557)	(163)	(1,714)	(97)
Purchases of carbon offsets	(213)	—	(5,864)	(7,196)
Other	(2,000)	9	(1,464)	126
Net cash used in investing activities	(3,573,659)	(313,093)	(4,496,863)	(1,046,584)
Cash flows from financing activities:
Proceeds from credit facility	1,120,000	—	1,120,000	100,000
Payments to credit facility	(470,000)	—	(470,000)	(100,000)
Proceeds from issuance of senior notes	—	—	2,666,250	—
Payment of deferred financing costs	(38,694)	—	(42,909)	(1,174)
Redemption of senior notes	—	—	—	(100,000)
Dividends paid	(163,507)	(150,823)	(511,031)	(370,591)
Common stock repurchased and retired	(93)	—	(320,398)	—
Proceeds from exercise of stock options	14	30	458	232
Payment of employee tax withholdings in exchange for the return of common stock	(692)	(3,322)	(13,302)	(19,062)
Principal payments on finance lease obligations	(483)	—	(483)	—
Net cash provided by (used in) financing activities	446,545	(154,115)	2,428,585	(490,595)
Net change in cash, cash equivalents, and restricted cash	(2,607,572)	242,887	(672,706)	427,684
Cash, cash equivalents, and restricted cash:
Beginning of period(1)	2,703,000	439,353	768,134	254,556
End of period(1)	$95,428	$682,240	$95,428	$682,240
(1) Includes $0.1 million of restricted cash and consists of funds for road maintenance and repairs that is presented in other noncurrent assets within the accompanying unaudited condensed consolidated balance sheets.

Schedule 3: Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$95,324	$768,032
Accounts receivable, net:
Oil and natural gas sales	573,077	343,500
Joint interest and other	178,643	135,816
Derivative assets	7,058	2,490
Prepaid income taxes	21,577	29,604
Prepaid expenses and other	73,066	48,988
Total current assets	948,745	1,328,430
Property and equipment (successful efforts method):
Proved properties	12,135,971	6,774,635
Less: accumulated depreciation, depletion, and amortization	(1,939,956)	(1,214,484)
Total proved properties, net	10,196,015	5,560,151
Unproved properties	973,102	593,971
Wells in progress	535,499	407,351
Other property and equipment, net of accumulated depreciation of $9,016 in 2023 and $7,329 in 2022	63,006	49,632
Total property and equipment, net	11,767,622	6,611,105
Long-term derivative assets	1,872	794
Right-of-use assets	91,766	24,125
Other noncurrent assets	31,563	6,945
Total assets	$12,841,568	$7,971,399
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$645,214	$295,297
Production taxes payable	431,346	258,932
Oil and natural gas revenue distribution payable	745,214	538,343
Derivative liability	126,053	46,334
Asset retirement obligations	25,557	25,557
Lease liability	41,581	13,464
Deferred revenue	4,501	—
Total current liabilities	2,019,466	1,177,927
Long-term liabilities:
Senior notes	3,049,888	393,293
Credit facility	650,000	—
Ad valorem taxes	231,472	412,650
Derivative liability	10,768	17,199
Deferred income tax liabilities, net	458,590	319,618
Asset retirement obligations	304,812	265,469
Lease liability	50,924	11,324
Deferred revenue	45,015	—
Total liabilities	6,820,935	2,597,480
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 93,772,363 and 85,120,287 issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	5,004	4,918
Additional paid-in capital	4,955,206	4,211,197
Retained earnings	1,060,423	1,157,804
Total stockholders’ equity	6,020,633	5,373,919
Total liabilities and stockholders’ equity	$12,841,568	$7,971,399

Schedule 4: Adjusted EBITDAX
(in thousands, unaudited)
Adjusted EBITDAX represents earnings before interest, income taxes, depreciation, depletion, and amortization, exploration expense, and other non-cash and non-recurring charges. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that we present because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our revolving credit facility based on Adjusted EBITDAX ratios. In addition, Adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and natural gas exploration and production industry. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because Adjusted EBITDAX excludes some, but not all items that affect net income and may vary among companies, the Adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$139,672	$405,752	$481,420	$966,212
Deferred revenue recognized(1)	(750)	—	(750)	—
Exploration	429	4,355	1,546	6,436
Depreciation, depletion and amortization	320,469	212,070	754,558	601,449
Abandonment and impairment of unproved properties	—	—	—	17,975
Unused commitments	3,942	193	4,696	2,700
Transaction costs	28,450	1,814	60,077	23,766
Stock-based compensation(2)	8,302	10,244	25,577	24,469
Non-recurring general and administrative expense	—	5,481	—	11,816
Derivative (gain) loss	150,661	(9,281)	120,574	358,862
Derivative cash settlements loss	(33,022)	(143,911)	(44,907)	(492,120)
Interest expense	76,467	7,468	92,669	24,650
Interest income(3)	(15,365)	—	(28,172)	—
(Gain) loss on property transactions, net	—	938	254	(15,859)
Income tax expense	29,686	136,338	139,138	312,163
Adjusted EBITDAX	$708,941	$631,461	$1,606,680	$1,842,519

(1) Included as a portion of oil and natural gas sales revenue in the condensed consolidated statements of operations.
(2) Included as a portion of general and administrative expense in the condensed consolidated statements of operations.
(3) Included as a portion of other income in the condensed consolidated statements of operations.

Schedule 5: Free Cash Flow
(in thousands, unaudited)
Free Cash Flow is a supplemental non-GAAP financial measure that is calculated as net cash provided by operating activities before changes in current assets and liabilities and less exploration and development of oil and natural gas properties, changes in working capital related to capital expenditures, and purchases of carbon offsets. We believe that Free Cash Flow provides additional information that may be useful to investors in evaluating our ability to generate cash from our existing oil and natural gas assets to fund future exploration and development activities and to return cash to shareholders. Free Cash Flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures.
The following table presents a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP financial measure of Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net cash provided by operating activities	$519,542	$710,095	$1,395,572	$1,964,863
Add back: changes in operating assets and liabilities, net	118,237	(118,771)	86,173	(260,588)
Cash flow from operations before changes in operating assets and liabilities	637,779	591,324	1,481,745	1,704,275
Less: exploration and development of oil and natural gas properties	(263,170)	(241,772)	(782,119)	(708,958)
Less: changes in working capital related to capital expenditures	(168,799)	2,699	(112,454)	33
Less: purchases of carbon offsets	(213)	—	(5,864)	(7,196)
Free Cash Flow	$205,597	$352,251	$581,308	$988,154

Schedule 6: Per unit cash margins
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	Percent Change	2023	2022	Percent Change
Crude oil equivalent sales volumes (MBoe)	21,645	16,218	33%	51,781	46,474	11%

Realized price (before derivatives)	$47.79	$62.10	(23)%	$45.35	$64.00	(29)%

Per unit costs ($/Boe)
Lease operating expense	$4.37	$2.78	57%	$3.70	$2.65	40%
Midstream operating expense	$0.54	$0.57	(5)%	$0.68	$0.48	42%
Gathering, transportation, and processing	$3.58	$5.21	(31)%	$4.05	$4.61	(12)%
Severance and ad valorem taxes	$3.85	$5.24	(27)%	$3.64	$5.04	(28)%
General and administrative expense	$1.67	$2.30	(27)%	$2.06	$2.21	(7)%
Stock-based compensation	$(0.38)	$(0.63)	(40)%	$(0.49)	$(0.53)	(8)%
Interest expense	$3.53	$0.46	667%	$1.79	$0.53	238%
Total cash costs	$17.16	$15.93	8%	$15.43	$14.99	3%
Cash margin (before derivatives)	$30.63	$46.17	(34)%	$29.92	$49.01	(39)%
Derivative cash settlements	$(1.53)	$(8.87)	(83)%	$(0.87)	$(10.59)	(92)%
Cash margin (after derivatives)	$29.10	$37.30	(22)%	$29.05	$38.42	(24)%

Non-cash items
Depreciation, depletion, and amortization	$14.81	$13.08	13%	$14.57	$12.94	13%